Exhibit No. 15

February 8, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington DC 20549

RE:                  Regis Corporation Registration Statements on Form S-3 (File No. 333-100327, No. 333-51094, No. 333-28511, No. 333-78793, No. 333-49165, No. 333-89279, No. 333-90809, No. 333-31874, No. 333-57092, No. 333-72200, No. 333-87482, No. 333-102858 and No. 333-116170), and Form S-8 (File No. 33-44867 and No. 33-89882)

Commissioners:

We are aware that our report dated  February 8, 2006, on our reviews of the interim condensed consolidated financial information of Regis Corporation (the “Company”) as of December 31, 2005, and for the three and six month periods ended December 31, 2005 and 2004 included in the Company’s quarterly report on Form 10-Q for the quarter then ended, is incorporated by reference in the above referenced registration statements.

Yours very truly,

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota